UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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SOTHEBY'S
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New York | Andrew Gully | Jennifer Park | Andrew.Gully@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S ISSUES STATEMENT FOLLOWING ISS REPORT

Urges Shareholders to Vote FOR All 12 of Sotheby’s Director
Nominees On the GREEN Proxy Card

NEW YORK, 24 April 2014 – Sotheby’s (NYSE: BID) today issued the following statement regarding a 24 April 2014 report by Institutional Shareholder Services (ISS).  The report relates to the election of directors to Sotheby’s Board of Directors at the Company’s 2014 Annual Meeting of Shareholders to be held on 6 May 2014.

Sotheby’s issued the following statement:

We believe that Sotheby’s shareholders should vote FOR all of Sotheby’s director nominees.  We note that ISS rejected one of Third Point’s nominees and recommended that shareholders vote FOR our Say on Pay proposal.

Under the stewardship of Sotheby’s Board of Directors and management team, Sotheby’s has consistently delivered strong, long-term performance and superior value creation.  Sotheby’s preliminary results for the first quarter of 2014 demonstrate the continued successful execution of our plan as we build on the momentum we have established in 2013.  Sotheby’s Board is independent, active, engaged and focused on continuing to deliver shareholder value.  It is composed of directors who have the experience and expertise necessary to further Sotheby’s record of success.

Now is not the time to diverge from Sotheby’s leadership and its strategic plan.  We believe that replacing any of Sotheby’s director nominees with Mr. Loeb or any of his handpicked nominees could negatively impact shareholder value, particularly given that:
•	Mr. Loeb has made no case that change is warranted at Sotheby’s;
•	Mr. Loeb and his handpicked nominee – a former investment banker/member of a jeweler’s family – add no relevant expertise that is not already effectively represented on Sotheby’s Board;
•
Mr. Loeb’s lack of a substantive plan, his erratic and disruptive actions at Sotheby’s, and his short tenure serving on other public company boards (less than two years) raise doubts about whether Mr. Loeb will put the interests of ALL Sotheby’s shareholders ahead of his own.

Sotheby’s shareholders are reminded that their vote is important, no matter how many or how few shares they own.  Whether or not shareholders plan to attend the Annual Meeting, they have an opportunity to protect their investment by voting the GREEN proxy card FOR Sotheby’s 12 director nominees: John M. Angelo, Jessica Bibliowicz, Kevin C. Conroy, Domenico De Sole, The Duke of Devonshire, Daniel Meyer, Allen Questrom, William F. Ruprecht, Marsha E. Simms, Robert S. Taubman, Diana L. Taylor, and Dennis M. Weibling.

If shareholders have any questions, require assistance with voting the GREEN proxy card, or need additional copies of the proxy materials, please contact the Company’s proxy solicitor listed below:

MORROW & CO., LLC 470 West Avenue Stamford, CT 06902 203-658-9400 or 800-279-6413

Forward-looking Statements
This letter contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof. Please refer to Sotheby’s most recently filed Form 10-K (and/or 10-Q) and other filings for a discussion of material Risk Factors. Sotheby’s disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

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Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

Contacts:
Press Department | 212 606 7176 | Andrew Gully | Andrew.Gully@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com
Joele Frank | 212 355 4449 | Steve Frankel / Barrett Golden / Jed Repko
Morrow & Co. LLC | 203 658 9400 | Joe Mills / Tom Ball